EXHIBIT 99

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI REPORTS PHASE 3 TUMOR PD-L1 BIOMARKER DATA DEMONSTRATE MULTIKINE’S INCREASED EFFICACY AND POINTS TO POTENTIAL FOR COMBINATION WITH CHECKPOINT INHIBITORS FOR HEAD & NECK CANCER

•	Multikine significantly increases overall survival in patients with low levels of tumor cell PD-L1 expression in contrast to approved checkpoint inhibitors which most often show longer survival in a proportion of patients with a higher level of tumor cell PD-L1 expression
•	Combination therapy could boost patient outcomes
•	CEL-SCI has filed a patent for the use of Multikine in tumor expressing low levels of PD-L1

Vienna, VA, July 11, 2023 - CEL-SCI Corporation (NYSE American: CVM) today announced new data from a biomarker analysis of its pivotal Phase 3 study in newly diagnosed locally advanced squamous cell carcinoma of the head and neck (SCCHN) at the American Head and Neck Cancer Society’s (AHNS) 11th Annual International Conference on Head and Neck Cancer on July 10, 2023 in Montreal, Canada, in the presentation titled “Tumor cell PD-L1 biomarker confirms Leukocyte Interleukin Injection (LI) treatment (Tx) survival outcome advantage in naïve locally advanced primary head & neck squamous cell carcinoma (SCCHN), the IT-MATTERS Study”. The Leukocyte Interleukin Injection (LI) [aka Multikine*] talk, was delivered by Philip Lavin, PhD, lead biostatistician for over 80 regulatory approvals/clearances who has also served on multiple U.S. Food and Drug Administration (FDA) review panels. Dr. Lavin is the lead biostatistician for CEL-SCI’s IT-MATTERS study.

Tumor cell PD-L1, also known as PD-L1 (Programmed Death-Ligand 1), a protein that plays a crucial role in immune system regulation, is a target pathway for immune checkpoint inhibitors, a major class of oncology drugs. These work by blocking the interaction between tumor cell PD-L1 and the PD-1 receptor. The global PD-L1/PD-1 therapeutics market was valued at $34.8 billion in 2022 and includes two drugs approved for head and neck cancer, specifically unresectable recurrent or metastatic SCCHN, Keytruda and Opdivo.

While pembrolizumab (Keytruda) and nivolumab (Opdivo) are approved for use in recurrent and metastatic head and neck cancer, CEL-SCI’s Phase 3 data showed that Multikine prolonged overall survival in the lower risk for recurrence advanced primary head and neck cancer patients and more so in a subset comprising >70% of the lower-risk patients (all had low levels (defined as TPS<10) of tumor cell PD-L1 expression).

“This data is of great interest in that, in our opinion, they suggest Multikine can be effective in extending life in patients who are generally not well served by checkpoint inhibitors. A combination of Multikine and drugs like Keytruda or Opdivo may in fact extend the reach of coverage in this hard-to-treat disease and thus help more patients, indicating a promising new treatment path,” stated CEL-SCI CEO Geert Kersten. “Our immediate opportunity is in head and neck cancer, yet these latest results also point to potential in other solid tumors as well.  We are interested in running such combination studies.”

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The AHNS presentation focused on biomarker analysis, specifically featuring tumor cell PD-L1, from tumor specimens that were collected from nearly half of the patients in CEL-SCI’s pivotal Phase 3 study.

In June of 2021, a Multikine study reported a statistically significant 14.1% absolute 5-year overall survival benefit in the intent to treat (ITT; n=923) subjects who were categorized as lower risk for recurrence (LR; n=380) per National Comprehensive Cancer Network (NCCN) guidelines and received Multikine followed by surgery and radiotherapy, as compared to control LR subjects who received only standard of care (SOC) (surgery plus radiotherapy), resulting in a near 4-year median overall survival advantage over control (101.7 vs 55.2 months). The Company is pursuing paths to marketing approval for Multikine in the treatment of head and neck cancer in the USA, Canada, the UK and the European Union.

Highlights of the data we presented at AHNS conference include:

•	A Kaplan-Meier lifetable for low tumor cell PD-L1 (defined as TPS <10) demonstrated a significant log rank test (2-sided p=0.034) favoring the Multikine plus Standard of care (SOC) group vs SOC alone; there was an absolute 20% survival advantage at 5-year favoring both Multikine plus SOC (~60% alive) vs SOC alone (~40% alive)
•	The PD-L1 low subgroup represents >70% of all LR subjects
•	Two-way and three-way interaction models for the LR population confirmed statistical significance favoring Multikine treatment regimen plus SOC vs SOC alone with a 0.6 hazard ratio for 3-way interaction and a 0.55 hazard ratio for the 2-way interaction vs 0.68 hazard ratio for the study LR population that contained all patients, not just those with low PD-L1 (TPS <10)
•	The data suggest potential benefits for combining Multikine with checkpoint inhibitors to further improve overall survival outcome in this hard-to-treat patient population.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system while it is still intact should provide the greatest possible impact on survival. Therefore, in the Phase 3 study, CEL-SCI studied patients who were newly diagnosed with locally advanced primary squamous cell carcinoma of the head and neck with the investigational product Multikine first, BEFORE they received surgery and radiotherapy or surgery plus concurrent radiotherapy and chemotherapy (the current standard of care for these patients). We believe, this approach is unique. Most other cancer immunotherapies are administered only after conventional therapies have been tried and/or failed. Multikine (Leukocyte Interleukin, Injection) received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

Multikine is designed to help the immune system “target” the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “intends,” “believes,” “anticipated,” “plans” and “expects,” and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company’s potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2022. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company’s future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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